Exhibit 99.(I)(1)

Dechert LLP Three Bryant Park 1095 Avenue of the Americas New York, NY 10036-6797 +1 212 698 3500 Main +1 212 698 3599 Fax

July 29, 2026

WisdomTree Trust
250 West 34th Street, 3rd Floor
New York, NY 10119

Re:	WisdomTree Trust

Post Effective Amendment No. 999 to the Registration Statement on Form N-1A
File Nos. 333-132380 and 811-21864

Dear Ladies and Gentlemen:

We have acted as counsel for WisdomTree Trust (the “Trust”), a Delaware statutory trust, in connection with the filing of Post Effective Amendment No. 999 (the “Post-Effective Amendment”) to the Trust’s registration statement on Form N-1A under the Securities Act of 1933, as amended, (the “1933 Act”) and Amendment No. 1001 under the Investment Company Act of 1940, as amended (the “Registration Statement”) relating to the issuance and sale by the Trust of its authorized shares ("Shares") of each separate series of the Trust included in the Post-Effective Amendment (each, a "Fund").

This opinion is limited to the Delaware Statutory Trust Act statute, and we express no opinion with respect to the laws of any other jurisdiction or to any other laws of the State of Delaware. Further, we express no opinion as to compliance with any state or federal securities laws, including the securities laws of the State of Delaware.

In connection with the opinions set forth herein, we have examined the following documents: the Trust’s Trust Instrument; the Trust’s By-Laws; and such other Trust records, certificates, resolutions, documents and statutes that we have deemed relevant in order to render the opinions expressed herein. In addition, we have reviewed and relied upon the certificate referred to below issued by the Delaware Secretary of State.

In rendering this opinion we have assumed, without independent verification, (i) the due authority of all individuals signing in representative capacities and the genuineness of signatures; (ii) the authenticity, completeness and continued effectiveness of all documents or copies furnished to us; (iii) that any resolutions provided have been duly adopted by the Trust’s Board of Trustees; (iv) that the facts contained in the instruments and certificates or statements of public officials, officers and representatives of the Trust on which we have relied for the purposes of this opinion are true and correct; and (v) that no amendments, agreements, resolutions or actions have been approved, executed or adopted which would limit, supersede or modify the items described above. Where documents are referred to in resolutions approved by the Board of Trustees, or in the Registration Statement, we have assumed such documents are the same as in the most recent form provided to us, whether as an exhibit to the Registration Statement or otherwise.

July 29, 2026 Page 2

Based upon the foregoing, we are of the opinion that the Shares proposed to be offered for sale pursuant to the Post-Effective Amendment, have been duly authorized for issuance and, when issued and delivered against payment therefor in accordance with the terms, conditions, requirements and procedures described in the Registration Statement, will be validly issued and, subject to the qualifications set forth in the Trust Instrument, fully paid and non-assessable beneficial interests in such Series and Class.

In rendering the opinion above, insofar as it relates to the valid existence of the Trust, we have relied solely on a certificate of the Secretary of State of the State of Delaware, dated as of July 27, 2026, and such opinion is limited accordingly and is rendered as of the date of such certificate.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to be filed with the Securities and Exchange Commission, and to the use of our name in the Registration Statement. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act or the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP

Dechert LLP